Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2008 FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS

Conference Call Scheduled for Thursday, October 2 at 9:00 AM ET

Highlights
•	FY 2008 sales rose to $108.3 million
•	FY 2008 net income of $3.0 million, or $0.12 per share, included one-time, $1.9 million non-cash goodwill impairment charge and $450,000 litigation settlement expense
•	Q4 FY 2008 net income of $2.1 million, or $0.09 per diluted share, on sales of $27.2 million
•	Working capital of $31.2 million at August 2, 2008, including $7.8 million of cash and equivalents

Franklin Park, IL – October 1, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2008 fourth quarter and year ended August 2, 2008.

James A. Risher, Del Global’s President and Chief Executive Officer, commented, “We ended fiscal 2008 with higher sales and a sound financial position, while executing on a long-term strategy to position Del Global to capitalize on new opportunities and growth prospects. Our business model is evolving whereby our emphasis is increasingly focused on providing world class sales and support capability coupled with low cost, high quality business solutions. This increases our reliance on superior systems integration capabilities with less reliance on developing and manufacturing all of our product offerings. R&D investments were increased by nearly 24% during fiscal 2008 in order to meet the evolving demands of our customers and expand our digital product offerings. We introduced exciting new products, hired seasoned executives, and entered into new strategic partnerships. We reorganized and strengthened Del Global’s domestic sales organizations to better focus on customer needs; we believe this will have a positive impact on sales in fiscal 2009. We are also pleased with the continued growth and evolution of RFI, which finished the year strong with stable sales yielding increased margins and higher operating income. While acknowledging the challenges inherent in our industry and the general economy, we look forward to our future with confidence.”

Q4 FY 2008 FINANCIAL RESULTS

Consolidated net sales for the fiscal 2008 fourth quarter declined by approximately 12.1% to $27.2 million from $31.0 million in the fourth quarter of fiscal 2007, due primarily to lower sales at Del Global’s Medical Systems Group, where net sales declined to $22.8 million from $27.3 million in the prior year’s fourth quarter. The Medical Systems Group consists of the Del Medical Imaging Corp. (“Del Medical”) and Villa Sistemi Medicali S.p.A. (“Villa”) subsidiaries. This sales decrease reflected a decline in international sales due to the fulfillment of a large Russian tender offer at Del Medical that positively impacted last year’s sales but is now winding down, as well as reduced sales of the domestic digital product line. Sales at the Power Conversion Group, which consists of the Company’s RFI Corporation subsidiary (“RFI”), for the fourth quarter of fiscal 2008 rose 19.0% to $4.4 million from $3.7 million from the prior year’s fourth quarter, primarily due to increased sales in the generator product line.

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Consolidated gross margin for the fiscal 2008 fourth quarter was 26.2% as compared to 26.6% in the same period last year. At the Medical Systems Group, gross margin for the fiscal 2008 fourth quarter was 23.9% as compared to 24.1 % in the fourth quarter of fiscal 2007. Despite lower sales, gross margin at the Medical Systems Group remained consistent due to increased sales in the legacy product line which traditionally has a lower selling price but a higher margin. At RFI, gross margin decreased to 38.6% in the fiscal 2008 period from 45.3% in the fiscal 2007 fourth quarter, reflecting higher production costs and increased excess and obsolete inventory and testing costs.

Total operating expenses in the fiscal 2008 fourth quarter were $4.4 million, or 16.2% of total sales, as compared to $4.6 million, or 15.0% of sales, in the prior year’s fourth quarter. A $0.2 million increase in research and development (R&D) expenditures to $0.7 million was related to continued investment in product development, most notably digital medical products.

Operating income for the 2008 fourth quarter was $2.7 million, a 24.0% decline from operating income of $3.6 million in the fourth quarter of fiscal 2007. The Medical Systems Group generated operating income of $2.0 million compared to operating income of $3.0 million for the fourth quarter of fiscal 2007. RFI posted an operating profit of $1.1 million as compared to $0.9 million in the comparable period last year. Unallocated corporate expenses for the fourth quarter of fiscal 2008 totaled $0.4 million.

For the fourth quarter of fiscal 2008, the Company reported net income of $2.1 million, or $0.09 per diluted share, compared to net income of $2.2 million, or $0.09 per diluted share, in the fourth quarter of fiscal 2007.

BACKLOG

Consolidated backlog at August 2, 2008 decreased by approximately $5.7 million to $22.7 million from $28.4 million at July 28, 2007. Backlog at the Medical Systems Group decreased by approximately $4.5 million from July 28, 2007, reflecting weaker international bookings. At RFI, backlog totaled $5.4 million at August 2, 2008, a decrease of $ 1.2 million from levels at the beginning of the fiscal year. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at August 2, 2008 reflected working capital of $31.2 million, which included $7.8 million of cash and cash equivalents. At quarter end, Del Global did not have any outstanding borrowings under its U.S. or Italian revolving credit facilities. In the aggregate, the Company had approximately $22.5 million of borrowing availability under its domestic and Italian revolving credit facilities, prior to consideration of a $2.6 million letter of credit required to be posted as a result of the adverse judgment associated with the Moeller litigation.

Significant highlights, activities and developments in the fourth quarter of 2008 and subsequent weeks included:

•
The signing of an exclusive agreement with New Medical Imaging (NMI) of Taiwan, ROC, to sell and market NMI’s Gemini family of full-field, portable digital radiography (DR) flat panels in the Americas. Del Global featured the Gemini flat panels at the recent AHRA 2008 Annual Meeting and Exposition, which were well received by visitors to the booth. Although orders have been received for these products, these orders were not recorded in Del Global’s results for fiscal 2008.

•
The successful installations of the Company’s new Apollo DRF digital imaging systems in five hospitals in Europe, two of which are in hospitals in Rome, Italy. One system now resides at Policlinico Umberto I, the largest hospital in the city and part of La Sapienza University. The second system is located at Fatebenefratelli Isola Tiberina hospital, a religious institution where the system is operating under demanding conditions.

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•
The Medical Systems Group’s U.S. operation, Del Medical, has been undergoing a restructuring from a focus on manufacturing to systems integration. The Company’s supply chain has been expanded to include sourcing from quality suppliers in the U.S. and Asia. Also, as a result of lean manufacturing success at RFI, some of the Del Medical assembly is being consolidated at RFI. The Del Medical operations will relocate in FY2009 to another facility in Chicago which is more conducive to the systems integration mission. With these changes the Company will be able to further reduce its manufacturing and overhead costs, enabling Del Medical to continue investing in digital systems. Del Medical will continue to offer the same quality of products it has been for the last 80 years.

FISCAL YEAR 2008 OVERVIEW

Consolidated net sales increased by 4.0% to $108.3 million from $104.2 million for fiscal year 2007, primarily the result of higher sales at the Medical Systems Group. Sales at the Medical Systems Group rose 4.5% to $95.1 million from $91.0 million last year, due to an increased international sales volume of several medical system products, particularly the Apollo line, off-set by reduced domestic sales. Sales at RFI of $13.2 million were consistent with prior year sales.

Consolidated gross margin improved to 24.7% from 24.0% in fiscal 2007. Gross margin at the Medical Systems Group rose to 22.9% from 22.1 % in fiscal 2007, due to increased sales in the Del legacy product lines which have lower selling prices but greater gross margins. Gross margin at RFI was 37.9% as compared to 37.3% in fiscal 2007, reflecting increased margins in product mix and decreased production cost.

Operating income for fiscal 2008 declined to $6.4 million from $8.4 million last year. Operating income for fiscal 2008 included $1.9 million of one-time, non-cash goodwill impairment charges related to the Medical Systems Group’s U.S. medical business and $0.5 million in litigation settlement costs. The Medical Systems Group generated operating income of $5.0 million as compared to $7.5 million in fiscal 2007, reflecting the above-referenced charges, while operating profit at RFI was $2.5 million as compared to $2.4 million last year. Unallocated Corporate costs were $1.2 million in fiscal 2008 as compared to $1.5 million for fiscal 2007.

Net income for fiscal 2008 was $3.0 million, or $0.12 per diluted share on approximately 24.6 million shares outstanding, as compared to net income of $3.8 million, or $0.23 per diluted share, on approximately 16.5 million shares outstanding, in fiscal 2007.

INVESTOR CONFERENCE CALL

Del Global will host a conference call on Thursday, October 2, 2008 at 9:00 AM Eastern Time / 8:00 AM Central Time to discuss these results. The telephone number to join this conference call is (888) 737- 9832 (Domestic) or (706) 679-0770 (International). In addition, the conference call will be broadcast live over the Internet under the “Investor Relations” section of Del Global’s web site at www.delglobal.com; click on “Presentations & Webcasts.” To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Del Global’s website for approximately 30 business days.

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ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

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DEL GLOBAL TECHNOLOGIES CORP.	THE EQUITY GROUP INC.

James A. Risher Chief Executive Officer (847) 288-7065	Devin Sullivan Senior Vice President (212) 836-9608

Mark A. Zorko Chief Financial Officer (847) 288-7003

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 2, 2008	July 28, 2007	August 2, 2008	July 28, 2007

Net Sales	$27,246	$30,988	$108,306	$104,167
Cost of Sales	20,095	22,741	81,519	79,150

Gross Margin	7,151	8,247	26,787	25,017

Selling, General and Administrative	3,735	4,134	15,586	14,590

Research and Development	675	506	2,488	2,013
Goodwill Impairment	-	-	1,911	-
Litigation Settlement	-	-	450	-
Total Operating Expenses	4,410	4,640	20,435	16,603

Operating Income	2,741	3,607	6,352	8,414

Interest Expense, net	(84)	(106)	(313)	(991)
Other Income (Loss)	156	7	185	(54)

Net Income Before Income Tax Provision	2,813	3,508	6,224	7,369
Income Tax Provision	732	1,343	3,247	3,553

Net Income (Loss)	$2,081	$2,165	$2,977	$3,816

Net Income (Loss) Per Basic Share	$0.08	$0.09	$0.12	$0.24

Net Income (Loss) Per Diluted Share	$0.09	$0.09	$0.12	$0.23

Weighted Average Number of Common Shares Outstanding:	24,243	24,090	24,196	16,155
Basic	24,438	24,499	24,646	16,455
Diluted

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

ASSETS	August 2, 2008	July 28, 2007

CURRENT ASSETS:
Cash and cash equivalents	$7,828	$7,860
Trade receivables, net	25,218	21,221
Inventories	18,439	21,930
Prepaid expenses and other current assets	2,085	1,180
Total current assets	53,570	52,191
NON-CURRENT ASSETS:
Property plant and equipment, net	7,377	6,511
Deferred income taxes	770	1,011
Goodwill	4,531	6,437
Other assets	105	189
Total non-current assets	12,783	14,148
TOTAL ASSETS	$66,353	$66,339
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,797	$1,086
Accounts payable – trade	12,191	17,125
Accrued expenses	8,378	7,432
Income taxes payable	-	1,570
Total current liabilities	22,366	27,213
NON-CURRENT LIABILITIES:
Long-term debt, less current portion	4,504	5,398
Deferred income taxes	-	292
Other long-term liabilities	3,312	3,240
Total non-current liabilities	7,816	8,930
Total liabilities	30,182	36,143
SHAREHOLDERS' EQUITY:
Total shareholders' equity	36,171	30,196
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$66,353	$66,339